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                                                                   Exhibit 99.2



  THIS DOCUMENT SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO AUSTRALIA, BELGIUM, CANADA, FRANCE, GERMANY, IRELAND, JAPAN, NEW ZEALAND, SINGAPORE, SOUTH
                           AFRICA OR THE NETHERLANDS


                              PARTIAL SHARE OFFER
                                      by

                             CARNIVAL CORPORATION

                                      for

                   up to 20% of the issued share capital of

                           P&O PRINCESS CRUISES PLC


THE PARTIAL SHARE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
10:00 a.m., LONDON TIME, 5:00 a.m., NEW YORK CITY TIME, ON   .  , 2003, UNLESS
THE PARTIAL SHARE OFFER IS EXTENDED.


 . , 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Carnival Corporation ("Carnival") is making an offer to the shareholders of P&O Princess Cruises plc ("P&O Princess") to exchange all or part of their P&O Princess ordinary shares ("P&O Princess shares") or American Depositary Shares ("P&O Princess ADSs"), each representing four underlying P&O Princess shares and evidenced by American Depositary Receipts ("P&O Princess ADRs"), subject to an aggregate maximum of 20% of P&O Princess' outstanding share capital, for consideration of 0.3004 shares of Carnival common stock ("Carnival shares") per P&O Princess share, or 1.2016 Carnival shares for each P&O Princess ADS upon the terms and subject to the conditions set forth in the Partial Share Offer
document dated   .  , 2003 (as amended or supplemented, the "Offer Document")
and the Letter of Transmittal (in the case of P&O Princess ADSs) and Form of Acceptance (in the case of P&O Princess shares) (which terms and conditions, as amended and supplemented from time to time, together constitute the "Partial Share Offer"). P&O Princess shares and P&O Princess ADSs are referred to collectively as "P&O Princess Securities."

Please furnish copies of the enclosed materials to those of your client for whose accounts you hold P&O Princess ADSs registered in your name or in the name of your nominee.

For your information and for forwarding to those of your clients for whom you hold P&O Princess ADSs registered in your name or in the name of your nominee, we are enclosing the following documents.

      1.  The Offer Document;

      2. The Letter of Transmittal to be used by holders of P&O Princess ADSs to accept the Partial Share Offer and tender P&O Princess ADSs;




      3. A printed form of letter which may be sent to your clients for whose account you hold P&O Princess ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Partial Share Offer;



      4. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9. Shareholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding at variable rates on any payments made to such stockholder or other payee under the terms of the Partial Share Offer.


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YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENT AS PROMPTLY
AS POSSIBLE. PLEASE NOTE THAT THE PARTIAL SHARE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., LONDON TIME, 5:00 A.M., NEW YORK
CITY TIME, ON   .  , 2003, UNLESS THE PARTIAL SHARE OFFER IS EXTENDED.



THE PARTIAL SHARE OFFER CANNOT BE ACCEPTED IN RESPECT OF P&O PRINCESS SHARES BY MEANS OF A LETTER OF TRANSMITTAL. A FORM OF ACCEPTANCE FOR ACCEPTING THE PARTIAL SHARE OFFER IN RESPECT OF P&O PRINCESS SHARES CAN BE OBTAINED FROM THE INFORMATION AGENT OR THE UK RECEIVING AGENT (AS EACH SUCH TERM IS DEFINED IN THE OFFER DOCUMENT).


In all cases, issuance of Carnival shares for P&O Princess ADSs tendered and accepted for exchange pursuant to the Partial Share Offer will be made only after timely receipt by the U.S. Exchange Agent of (i) P&O Princess ADRs evidencing such P&O Princess ADSs (or a confirmation of book-entry transfer of such P&O Princess ADSs to the U.S. Exchange Agent's account at a Book-Entry Transfer Facility), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), along with any required signatures or, in connection with a book-entry transfer, an Agent's Message (as defined in the Offer Document) instead of a Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.



Carnival will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of acceptances of the Partial Share Offer. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients whose P&O Princess ADSs are held by you as a nominee or in a fiduciary capacity.

Inquiries you may have with respect to the Partial Share Offer should be addressed to the Information Agent at the addresses and telephone numbers set forth in the Offer Document. Additional copies of the enclosed materials may be obtained from the Information Agent.

Capitalized terms and certain other terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document.

                                          Very truly yours,

                                          CARNIVAL CORPORATION

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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR
ANY OTHER PERSON THE AGENT OF CARNIVAL, THE U.S. EXCHANGE AGENT, THE INFORMATION AGENT OR THE UK RECEIVING AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER DOCUMENT, THE LETTER OF TRANSMITTAL OR THE FORM OF ACCEPTANCE.

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